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                          CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-2 of our report dated March 31, 1997 appearing on page F-1 of the Annual Report on Form 10-K of Waste Recovery, Inc. for the year ended December 31, 1996 and our report dated March 27, 1996 for Waste Recovery-Illinois (an Illinois general partnership) for the year ended December 31, 1995 appearing in the Company's Current Report on Form 8-K/A dated February 28, 1997. We also consent to the reference to us under the heading "Experts" in such Prospectus.


PRICE WATERHOUSE LLP


Dallas, Texas
December 19, 1997